Exhibit 99.1

January 3, 2007

TO:  Member CEOs

I am pleased to inform you that a proposal that would have mandated a significant increase in Federal Home Loan Bank (FHLBank) retained earnings and limited dividends to members has been tabled by the FHLBanks’ regulator, the Federal Housing Finance Board (Finance Board).

The Finance Board announced at its December 22, 2006, meeting that it would not adopt the retained earnings rule originally proposed on March 8, 2006. A previously issued advisory bulletin will continue to guide FHLBank retained earnings policies.

The tabled rule would have established a formula by which each FHLBank would have to meet a retained earnings minimum of $50 million plus one percent of non-advance assets. The proposal also would have restricted each FHLBank from paying dividends of more than 50 percent of net earnings until such time as an FHLBank attained its retained earnings minimum.

The Finance Board did adopt a final rule prohibiting FHLBanks from issuing excess stock greater than one percent of total assets by paying stock dividends or issuing new excess stock. The Federal Home Loan Bank of Boston (the Bank) currently does not hold excess stock greater than one percent of its assets and pays cash dividends rather than stock dividends. The rule also requires that the FHLBanks declare and pay dividends only out of known income. The Bank previously implemented this practice during the second and third quarters of 2006.

Board of Directors

At its December 22 meeting, the Finance Board also reappointed public interest directors currently serving on the FHLBank boards for one-year terms. The Bank’s two public interest directors, Joyce H. Errecart and James L. Taft Jr., have been reappointed for this additional one-year term commencing January 1, 2007. In addition, the Finance Board announced it would immediately begin a process for appointing individuals to the remaining public interest director vacancies.

Finally, the Bank received notice that Michael Edwards has announced his intention to retire from Citizens Bank, and therefore has declined his appointment to the Bank’s board of directors, which was to commence January 1. We will inform you when the board has made a new appointment to fill this seat.

Should you have any questions about these matters, please do not hesitate to contact me.

Sincerely,

Michael A. Jessee
President and Chief Executive Officer